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EXHIBIT 4.1

                        SA HOLDINGS, INC.

            JANUARY 1, 1994 AMENDED STOCK OPTION PLAN
                  (Qualified and Non-Qualified)

1.   PURPOSE

     The purposes of this Amended Stock Option Plan (the "Plan") are to attract, retain, reward, and motivate the officers, directors and employees (collectively referred to herein as "Employees"), of SA HOLDINGS, INC. (the "Corporation"); as reason for Employees to continue their employment; to encourage stock ownership by such Employees by providing them with a means to acquire shares of the Common Stock or to increase their stockholders; and to provide a greater community of interest between Employees and the Corporation's stockholders by permitting the Corporation to grant stock options ("SO's") and non-qualified stock options ("NQSO's") (collectively the "Options") to eligible Employees as provided in Section 3 hereof.

     It is intended that the SO's granted under the Plan shall comply with the regulations for "stock options" provided for in
Section 422 of the Internal Revenue Code, and regulations thereunder, as the same may be hereafter amended from time to time (such laws and regulations are hereinafter referred to as the "Code"). It is further intended to exempt directors and officers transactions under this Plan from Section 16(b) of the Securities Exchange Act of 1934.

2.   ADMINISTRATION

     The Plan shall be administered by the Board of Directors of the Corporation which is authorized, subject to the provisions of the Plan, to establish rules and regulations governing the Plan, to appoint such agents as it deems appropriate for the proper administration of the Plan, and to delegate such authority to administer the Plan to the SOP Committee of the Board of Directors or its delegate, as the Board of Directors may consider appropriate. Any questions of interpretation of the Plan as determined by the Board of Directors or its delegate shall be final and binding upon all persons.

3.   PARTICIPANTS

     The Employees eligible to receive Options under the Plan shall be determined from time to time in the sole discretion of the Board of Directors of the Corporation or its delegate. The persons to whom SO's shall be granted shall herein be called "Optionees."

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4.   SHARES RESERVED UNDER THE PLAN

     Subject to the provisions of Section 6 of the Plan, the maximum number of shares for which Options may be granted under this Plan is 2,000,000 shares of Common Stock, at $.0001 par value per share, of the Corporation. Shares issued pursuant to the Plan will be authorized and unissued shares or shares re-acquired by the Corporation.

5.   OPTIONS

     Options may be granted from time to time within ten (10) years from January 1, 1994 subject to the following provisions:

          (a) Notwithstanding anything to the contrary, to the extent necessary to comply with the requirements of Rule 16-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (or any successor thereto), the Plan should be administered by a committee of two or more Directors appointed by the Board of Directors of the Corporation (the group responsible for administering the Plan is referred to herein as the "SOP Committee"). Options may be granted only by formula for positions not individuals under this plan (such formula is incorporated as Exhibit A hereto), and must be by unanimous agreement of the members of the SOP Committee. Stock Option Agreements ("Option Agreements"), in the form as approved by the SOP Committee, and containing such terms and conditions not inconsistent with the provisions of this Plan as shall have been determined by the SOP Committee, may be executed on behalf of the Corporation by the Chairman of the Board, President, and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, or the Chief Financial officer and Treasurer of the Corporation. The SOP Committee shall have complete authority to construe, interpret and administer the provisions of the Plan and the provisions of the Option Agreements relating to options granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to the Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan.

          The determinations, interpretations and constructions made by the SOP Committee shall be final and conclusive. Members of the SOP Committee shall be specified by the Board of Directors, and shall consist solely of outside Directors.

          (b) No Option may be exercised more than ten (10) years after its grant. Options having a duration of less than ten
     (10) years may be granted.  If an Optionee, at the time of

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     grant, owns more than ten percent (10%) of the combined voting power of all classes of the Corporation's stock, then the exercise period for such Options may not exceed five (5) years from the date of grant.

          (c) The Option price per share of an option shall not be less than the fair market value of a share of the Corporation's Common Stock on the date of grant unless the Optionee, at the time of such grant, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Corporation, in which case the option price per share of such Option shall not be less than one hundred ten percent (110%) of such fair market value. For the purposes of the Plan, the term "fair market value" shall mean the closing price of the Corporation's Common Stock on the NASDAQ (or such other exchange or over-the-counter market upon which such stock is traded if it is not traded on the NASDAQ) on the date on which the Option in question is granted unless the grant shall occur prior to the opening of trading on the NASDAQ (or such other exchange or over-the-counter market) on such date in which case "fair market value" shall mean the closing price on the next preceding trading date. In the absence of a closing price on the date on which the Option is granted or on the date prior to the date on which the Option is granted, as may be the case, "fair market value" shall mean the closing price on the trading day next preceding the date in question or an average of closing prices not to exceed 15 business days preceding or following the grant date by unanimous vote of the SO Committee or its delegate.

          (d) No Option under this Plan may be transferable by the Optionee except by will or the laws of descent and distribution, and no Option may be exercised during the lifetime of an Optionee except by the Optionee, his guardian or attorney-in-fact.

          (e) Options granted under the Plan are deemed to expire upon the termination of an Employee for reasons other than death, total disability (as defined in Section 22(e)(3) of the Code), and retirement without the specific consent of the SO Committee or its delegate.

          (f) The Board of Directors, or its delegate, may at any time, in its discretion and in such manner as it deems appropriate, agree to waive or modify any of the terms of any outstanding Options, provided that any such modification shall be subject to the consent of the affected Optionee and that any such waiver or modification shall be in accordance with the terms of the Plan.

          (g) All shares purchased under Options shall be paid in full at the time of purchase. Shares acquired by exercise of

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     Options shall be paid in cash, Common Stock of the Corporation or the equivalent thereof. The Options granted under the Plan may be exercised in whole or in part. If exercised in part it must be approved by the SO Committee or its delegate prior to exercising.

6.   ADJUSTMENT PROVISIONS

          (a) If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as stock dividends, stock splits, or stock exchange), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding Option shall be adjusted so that the aggregate consideration payable to the Corporation and the value of each Option shall not be changed.

          (b) If a dissolution or liquidation of the Corporation, or change of control, in the sole opinion of the Chief Executive Officer of the Corporation shall occur, the SO Committee of the Board of Directors, or its delegate, in its discretion, may accelerate all or any portion of the Options granted under this Plan. The Corporation shall give notice of the proposed dissolution, liquidation, or change in ownership of the Corporation and shall notify the Optionee of their right to exercise such Options (including any Options which have been accelerated by the Board of Directors) within a period not to exceed ninety (90) days of the mailing of the notice, provided that such 90 day exercise period shall not extend the exercise date of any Option. Any Options which are not exercised within the notice period shall terminate upon the dissolution or liquidation of the Corporation.

          (c) If the outstanding shares of the Corporation shall be exchanged for shares of the Corporation, or another corporation by reason of any merger, consolidation, or other recapitalization, or in the event of any other material change in the capital stock of the Corporation by reason of any reclassification, reorganization, recapitalization, or otherwise, there shall be a proportionate and equitable adjustment of the terms of the Option with respect to the amount and class of shares remaining subject to the Option and the purchase price to be paid thereof, as follows: if the outstanding shares of the Corporation shall be exchanged for other stock of the Corporation or of another Corporation, the Optionee shall be entitled to purchase, pursuant to his Option, such number of shares of the Corporation or of such other corporation as were exchangeable for the number of shares of the Corporation which the Optionee would have been entitled to purchase except for such action, and the cash consideration payable per share shall be proportionately and

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     equitably adjusted in the discretion of the Board of Directors except under the change of control provision in 6(b) above then the Chief Executive Officer will approve or put forth the alternative in his sole discretion.

          (d) If, as a result of any of the events hereinabove specified, the Board of Directors, or its delegate, shall be of the opinion that the other provisions of this Section 6 will not effect an equitable and proportionate adjustment of the terms of the Option with respect to the amount and class of shares remaining subject thereto and the purchase price to be paid therefor, there shall be made such other or further adjustments in the terms of the Option as shall be necessary in the opinion of the Board of Directors to effectuate an equitable and proportionate adjustment of the terms of the Option or Options except under the change of control provision in 6(b) then the Chief Executive Officer will approve or put forth the alternative in his sole discretion.

7.   PURCHASE FOR INVESTMENT/REGISTRATION RIGHTS

     Each Employee or Contractor receiving shares upon exercise of an Option may be required by the Corporation to furnish a representation that he/she is acquiring the shares as an investment and not with a view to distribution if the Corporation, in its sole discretion, determines that such representation is required to insure that the resale or other disposition of the shares would not involve a violation of the Securities Act of 1933, as amended, or of any other applicable laws. The Corporation reserves the right to place a legend on certificates for shares delivered pursuant to the Plan and to issue "stop transfer" or similar instructions to the transfer agent which the Corporation, in its sole discretion, deems necessary and proper to assure compliance with (a) any such representation, or (b) any federal or state law.

     Notwithstanding any of the above, the Corporation will file with the Securities and Exchange Commission Form S-8, Registration Statement Under the Securities Act of 1933, to register the shares granted under this Plan. All shares issued subsequent to the filing of the aforementioned Registration Statement, due to the exercising of Options granted under the Plan, should not be subject to the restrictions noted in the paragraph above unless otherwise decided by the SO Committee or its delegate. The Corporation reserves the right to register additional shares to be issued under the Plan in the future by utilizing a Form S-8 Registration Statement.

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8.   COMPLIANCE WITH SECURITIES LAWS

     No certificate for shares shall be delivered upon the exercising of an Option until the Corporation has taken any action which is required to comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any other applicable laws and with the requirements of any exchange on which the Common Stock may, at the time, be listed.

9.   SALABILITY

     Each Optionee is prohibited from selling the Common Stock received upon the exercise of the Option until at least six months after the date of the option grant.

10.  FORFEITURE

     Each Optionee is required to provide services to the Corporation. In addition, Optionee is bound to resell the stock to the Corporation at the lower of Fair Market Value or original cost of the options if the Optionee leaves the employment for any reason whatsoever prior to fully vesting in accordance with the vesting schedule for each individual position.

11.  AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN

     The Board of Directors reserves the right to terminate, amend or modify the Plan at any time. The approval of the stockholders will not be required for the actions of the Board of Directors, which in its sole discretion, are necessary for the fair and equitable administration of the Plan.

     This Plan shall not be amended more than once every six months, other than to comport with applicable changes in the Internal Revenue Code, the Employees Retirement Income Security Act of 1974, as amended, or the rules thereunder.

12.  EFFECTIVE DATE OF THE PLAN

     The Plan shall become effective on January 1, 1994.

13.  GOVERNING LAW

     All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas, except to the extent Texas law is preempted by federal statute.

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                            EXHIBIT A

            JANUARY 1, 1994 AMENDED STOCK OPTION PLAN

     SEMI-ANNUAL STOCK OPTION GRANT BY FORMULA FOR POSITIONS
          BOARD OF DIRECTORS MEETING ON MARCH 24, 1994

The following semi-annual stock option grants by formula for positions under the January 1, 1994 Amended Stock Option Plan were approved by the Board of Directors on march 24, 1994. Each subsequent semi-annual stock option grant under the January 1, 1994 Amended Stock Option Plan will be made in accordance with this formula.

Board Members (including Assistant Secretary)         10,000

Officers of the Board
     Chairman                                         10,000
     Vice Chairman                                     7,500
     Secretary                                         5,000
     Assistant Secretary                               2,500
     Committee Members                                 5,000
     Chairman of Committee                             5,000

Officers and Employees of the Corporation
     President                                        40,000
     Senior Vice President                            35,000
     Vice President                                   30,000
     Assistant Vice President                          7,500
     Corporate Controller                             20,000
     Manager                                           5,000
     Employees of Distinction                          2,500
     Employees - A                                     2,000
     Employees - B                                     1,000

Directors, Officers and Employees of Subsidiaries
     Outside Directors                                 3,500
     President                                         7,500
     Vice President                                    5,000
     Assistant Vice President                          2,500
     Controller                                        3,000
     Manager                                           2,000
     Employees of Distinction                          2,000
     Employees - A                                     1,500
     Employees - B                                       500